EXHIBIT M-2

                         THE ADVISORS' INNER CIRCLE FUND

                                   SCHEDULE A
                              DATED AUGUST 8, 1994,
                          AS AMENDED NOVEMBER 14, 2007
                 TO THE DISTRIBUTION PLAN DATED AUGUST 8, 1994,
                             AMENDED AUGUST 14, 2000

         Subject to any limitations imposed by Rule 2830 of the NASD's Conduct Rules, the Distributor shall receive Rule 12b-1 fees, which shall be paid on a monthly basis. These fees will be calculated based on the annual rate set forth below, as applied to the average daily net assets of the respective Portfolios.

PORTFOLIO                                                   CLASS OF SHARES                       FEE

Commerce Capital Government                                  Administration                      .25%
      Money Market Fund

Commerce Capital Treasury Obligations                           Service                          .50%
      Money Market Fund

HGK Equity Value Fund                                                                            .25%

UA S&P 500 Index Fund                                              II                            .10%

Edgewood Growth Fund                                             Retail                          .25%

WHG LargeCap Value Fund                                         A Class                          .25%

WHG Income Opportunity Fund                                     A Class                          .25%
